UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2017

Zosano, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-179130	46-0525801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

21/F., One Harbour Square, 181 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong
(Address of Principal Executive Offices)

852-96250097
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On January 5, 2017 (the "Closing Date"), Zosano, Inc., a Delaware corporation the "Company"), entered into a Share Exchange Agreement (the "Agreement") with Essential Elements Limited, a British Virgin Islands company ("ESEL"), and Leung Chi Wah Earnest, the principal shareholder of ESEL, pursuant to which the Company issued an aggregate of 2,005,400 shares of common stock, or approximately 17% of the issued and outstanding common stock of the Company, to Mr. Leung in exchange for 100% of the issued and outstanding shares of ESEL.  ESEL owns all of the issued and outstanding shares of J.E.M. Capital Limited, a company organized under the laws of Hong Kong ("JEM Capital")

ESEL and JEM Capital currently have no operations, but include the corporate structure that the Company believes necessary for the acquisition of assets in Hong Kong and China.  ESEL has incurred material expenses setting up such structure.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company announced that effective January 5, 2017, John H. Yeung resigned from his positions as Chief Executive Officer and Chairperson of the Board of Directors.  Mr. Yeung remains a member of the Board of Directors.  Mr. Yeung's resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Also on January 5, 2017, the Board of Directors of the Company appointed Leung Chi Wah Earnest as a Director of the Company, and appointed Dr. Leung as Chairman of the Board of Directors.  Dr. Leung was also appointed the Chief Executive Officer of the Company by the Board of Directors on the same date.

Also on January 5, 2017, the Board of Directors of the Company appointed Sun Dicha as a Director of the Company.

Earnest Leung has over 20 years' experience in the investment banking industry.  Dr. Leung is currently serves as the Network CN Inc's director since May 11, 2009, and as Chief Executive Officer and Chairperson of the Board of the Company since July 15, 2009. Since November 2004, he has worked as a financial advisor and consultant in Hong Kong and currently serves as a director of Keywin Holdings Limited, an investment company, and of Statezone Ltd, a financial consulting company owned and controlled by Dr. Leung. From June 2009 to August 2011, he also served as a director and chief executive officer of China Boon Holdings Limited, which is listed on Hong Kong Main Board engaging in the distribution of consumer electronic products and home appliances as well as trading of scrap metals and leather and extending its business to cemetery business in 2009.  Prior to that, Dr. Leung served, from September 1994 to October 2004, as Senior Director and Head of Investment, Asia for American Express Bank.  Dr. Leung also held various senior investment positions with BNP Paribas Bank, New Zealand Insurance and Bank of America Trust. Dr. Leung holds an honorary doctor degree from International American University. Dr. Leung was appointed as a director because of his extensive knowledge of capital markets through his various senior positions in financial institutions and because of his in-depth business management experience.

Dicha Sun has over 20 years' experience in financial and accounting industry. Mr. Sun is currently serves as Chief Executive Officer, Chief Financial Officer and Chief Information Officer of Hainan Yangpu Zhongzi Group, a projects investment company since 2008. He is also currently serves as Chief Financial Officer and Chief Information Officer of Nanchang Zhongsen Group, a real estate investment company since 2008. Since February 2008, he serves as President of Guangdong FuHuiChuagXing Equity Investment Co.,Ltd, Guangzhou Winfund Investment Co., Ltd. and Shenzhen Wellhe Capital Group. Mr. Sun holds a Bachelor's Degree from Hunan College of Finance and Economics and Master's degree from Beihang University. Mr. Sun is a member of the Institute of Financial Accountants in UK and Institute of Financial Planners of Hong Kong. Mr. Sun was appointed as a director because of his extensive financial and accounting knowledge of China markets through his various positions in China.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

The following documents are filed herewith:

Exhibit No.	Description

Exhibit 4.1	Form of Share Exchange Agreeement.*

*
The copy of the Agreement filed herewith has been redacted to remove certain confidential information. We intend to file a confidential treatment request with the Commission regarding this information.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zosano, Inc.

Date: January 26, 2017	By:	/s/ Sze Ki Cheng
Name: Szi Ki Cheng
Title: Chief Financial Officer